EXHIBIT 10.1
SETTLEMENT AGREEMENT
THIS AGREEMENT is made on 4 September 2019
BETWEEN:

(1)	WELLTOWER INC., of 4500 Dorr Street, Toledo, Ohio 43615 (“Welltower” or “the Company”); and

(2)	JOHN GOODEY, whose address is Springfield Nurseries, Bekesbourne Lane, Bekesbourne, England CT4 5DX (“Mr Goodey” or “you”).
RECITALS

(A)
Mr Goodey was initially employed by HCN Management Services Limited as Senior Vice President – International, based in the United Kingdom under a contract of employment dated 6 May 2014 (the “Original Employment Contract”). The Original Employment Contract was amended and assigned to Welltower with effect from 3 October 2017 in connection with Mr Goodey’s promotion to Executive Vice President and Chief Financial Officer of Welltower, by means of a Deed of Assignment and Amendment dated 6 December 2017 (the “Assigned and Amended Employment Contract”).

(B)
So as to better perform his duties as Executive Vice President and Chief Financial Officer of Welltower, Mr Goodey relocated from the United Kingdom to the United States of America on 1 November 2018 and continued to perform his duties for Welltower under the terms of a letter agreement dated 31 October 2018 (the “Letter Agreement”). In accordance with the terms of the Letter Agreement, Mr Goodey’s rights under the Original Employment Agreement as amended and assigned under the Assigned and Amended Employment Contract terminated with effect from close of business on 31 October 2018.

(C)
On 4 September 2019 (the “Effective Date”), Mr Goodey stepped down from his role as Executive Vice President and Chief Financial Officer of Welltower following his return to the United Kingdom and his employment with Welltower will terminate in accordance with the terms of this Agreement on 20 September 2019 (the “Termination Date”).

(D)	Welltower is entering into this Agreement for itself and as agent for and trustee of all its Group Companies.

(E)
Mr Goodey is entering into this Agreement on 4 September 2019 having received independent legal advice from the Adviser a qualified lawyer as such term is defined in Section 203 of the Employment Rights Act 1996 as to the terms and effect of this Agreement and is aware that he has those potential claims against Welltower which are listed and have been raised in clause 6.

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THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement the following terms shall have the meanings set out below:
“Adviser” means Caroline Walker of Cavendish Law (SRA ID 515905); and
“Group Company” and “Group Companies” shall mean Welltower and any group undertaking (as defined in Section 1161(5) of the Companies Act 2006 and supplemented by Section 1162 of the Companies Act 2006) or any associated body corporate (as defined in Section 256 of the Companies Act 2006) for the time being of Welltower and any of its subsidiary undertakings (as defined in Section 1162 of the Companies Act 2006) and any undertaking in which Welltower or any Group Company holds 50% of the voting rights or which is otherwise considered by Welltower to be a joint venture of any Group Company.
“Programs” shall mean the Welltower Inc. 2005 Long-Term Incentive Plan, Welltower Inc. 2016 Long-Term Incentive Plan, Welltower Inc. 2017-2019 Long-Term Incentive Program – Bridge – 1, Welltower Inc. 2017-2019 Long-Term Incentive Program – Bridge 2, Welltower Inc. 2018-2020 Long-Term Incentive Program and Welltower Inc. 2019-2021 Long-Term Incentive Program.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender includes a reference to other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2.	TERMINATION OF EMPLOYMENT AND DIRECTORSHIPS

2.1
With effect from the Effective Date, Mr Goodey will cease to serve as Welltower’s Chief Financial Officer and as an Executive Vice President of Welltower. Mr Goodey will carry out such reasonable handover duties as are specifically requested by Welltower’s Chief Executive Officer or new Chief Financial Officer but shall not undertake any other duties or enter into any premises of any Group Company. Mr Goodey will continue to receive his salary and other contractual benefits under the Letter Agreement up to and including the Termination Date but shall not be entitled to receive any sums in respect of bonus, save as set out in this Agreement. Following the Effective Date, Mr Goodey shall not incur any business related expenses save to the extent reasonable and necessary in order to carry out handover duties specifically requested by Welltower’s Chief Executive Officer or new Chief Financial Officer.

2.2
The parties hereby acknowledge and agree that Mr Goodey’s employment with Welltower under the Letter Agreement, and his right to receive all remuneration and benefits thereunder, will terminate by mutual agreement on the Termination Date. Notwithstanding the termination of Mr Goodey’s employment, he will remain entitled to tax preparation assistance in accordance with the provisions of Clause 2. (Tax Preparation Assistance) of Section E. (Assistance & Allowances) of his Transfer Letter dated August 17, 2018 (the “Transfer Letter”), the remaining terms of such Transfer Letter having been superseded and of no further effect. For the avoidance of doubt this will include assistance in filing Mr Goodey’s UK tax return for tax year 2018-2019.

2.3
Welltower hereby consents to Mr Goodey retaining the mobile telephone number currently allocated to his work mobile telephone on the basis that Mr Goodey will be responsible for the cost of all telephone

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calls following the Termination Date and Welltower will cooperate in the transfer of such mobile telephone number to a handset owned by Mr Goodey.

2.4
Mr Goodey hereby resigns with effect from the Effective Date any and all other positions Mr Goodey holds (i) with Welltower, (ii) with any Group Company, or (iii) with any other organization as to any position held at the request of, as a representative of, or for the benefit of Welltower. Mr Goodey agrees to take any additional necessary steps and sign any additional documentation that may be reasonably requested by Welltower, which Welltower in good faith shall endeavor to complete within 90 days of the Effective Date, in order to give full effect or confirmation of such resignations.

2.5	Without prejudice to his obligations under clause 2.4 above, Mr Goodey will execute a letter of resignation in the form set out in schedule 4 hereto on the Effective Date.

3.	LONG-TERM INCENTIVE PROGRAM AND BONUS

3.1
Provided Mr Goodey has previously returned to Welltower a copy of this Agreement signed by him and the letter in schedule 1 signed by the Adviser and further provided he satisfies the provisions of this Agreement and his obligations under the Programs, the instalment of Mr Goodey’s 2017 Promotion Equity Grant which is due to vest in October 2019 will continue to vest on such date notwithstanding the prior termination of Mr Goodey’s employment with Welltower and shall settle in shares of the Company’s common stock par value $1.00 per share, and along with the bonus described at clause 3.3 below, shall serve as consideration of the waiver of claims in clause 6 below and Mr Goodey’s confidentiality obligations under clause 10.1 below; and the treatment of all of Mr Goodey’s outstanding restricted stock, restricted stock units or other equity awards with performance-based vesting shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement. Except as otherwise provided in this clause 3.1, all of Mr. Goodey’s other outstanding restricted stock, restricted stock units or other equity awards with time-based vesting shall terminate and be cancelled on the Termination Date.

3.2
Except as expressly otherwise provided herein, any benefits payable under the Company’s 2017-2019 Long-Term Incentive Program – Bridge 1, 2017-2019 Long-Term Incentive Program – Bridge 2, 2018-2020 Long-Term Incentive Program and 2019-2021 Long-Term Incentive Program shall be governed by the terms of such Plan or Program, as the case may be, and the separate form of Waiver and Release of Claims required thereunder, which is attached hereto as Schedule 2.

3.3
Subject to and conditional upon Mr Goodey complying with his obligations under this Agreement (including, without limitation, those restrictive covenants by which he are bound, whether by contract, policy of Welltower or its affiliates, or applicable law) Mr Goodey shall receive a pro-rated annual bonus for 2019 in respect of the period up to the Termination Date, payable at the time that Welltower pays bonuses to its executive officers for 2019 (but no later than March 15, 2020) with the individual performance component of this annual bonus scored at Performance Rating of 2. Company performance component will be as of 12/31/2019. The amount of this bonus is estimated to be USD $535,838.

4.	CONTRIBUTION TOWARDS LEGAL FEES

4.1
Welltower shall contribute up to £1,000 (including any disbursements but excluding VAT) towards the legal fees incurred by Mr Goodey in reaching this Agreement. This payment shall be made directly to the legal advisers following receipt of appropriate invoices addressed to Mr Goodey in accordance with section 413A of the Income Tax (Earnings and Pensions) Act 2003.

5.	CONDITION PRECEDENT
The payments and benefits referred to in clauses 3 and 4 above (the “Settlement”) shall be subject to clauses 6 and 7 below.

6.	WAIVER AND RELEASE OF CLAIMS

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6.1
Mr Goodey agrees that he has carefully considered all the facts and circumstances relating to his employment and its termination and accepts the Settlement and other terms of this Agreement in full and final settlement of:

(a)	the following particular claims against Welltower or any Group Company and its or their officers or employees (each of which is hereby intimated and waived):

(i)	for breach of contract or wrongful dismissal;

(ii)	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

(iii)	for unfair dismissal under section 103A of the Employment Rights Act 1996;

(iv)	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

(v)	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

(vi)	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

(vii)	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

(viii)	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

(ix)	for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;

(x)	for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(xi)	for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(xii)	in relation to personal injury, whether or not Mr Goodey is aware or ought reasonably to be aware of such claims at the date of this agreement,

(b)	the following additional claims against Welltower or any Group Company and its or their officers or employees (each of which is hereby intimated and waived):

(i)	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

(ii)	in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;

(iii)	for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;

(iv)	for direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status or gender reassignment under section 120 of the Equality Act 2010;

(v)	for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;

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(vi)
for direct or indirect discrimination, harassment or victimisation related to disability, perceived disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;

(vii)	for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;

(viii)	for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;

(ix)	for harassment under the Protection from Harassment Act 1997;

(x)	for failure to comply with obligations under the Human Rights Act 1998;

(xi)	for failure to comply with obligations under the Data Protection Act 2018;

(xii)	for failure to comply with obligations under the General Data Protection Regulation ((EU) 2016/679);

(xiii)	arising as a consequence of the United Kingdom's membership of the European Union,

(c)
any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, Mr Goodey ever had, now has, or may ever have (whether under common law, statute, state, federal, European Union law or otherwise) whether in the United States of America, the United Kingdom or any other country or jurisdiction against Welltower, any Group Company and any of its past or present subsidiaries, divisions, joint ventures, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, partners, members, managers, owners, consultants and advisors, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates and all of their respective successors and assigns (collectively, the “Welltower Released Parties”) up to and including the date of this Agreement. Without limiting the generality of the foregoing, subject to clause 6.2 below, the claims Mr Goodey is waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under foreign, federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of Mr Goodey’s employment with or by Welltower or the termination or resignation of Mr Goodey’s employment with Welltower or any association or transaction with or by Welltower; (b) all claims of discrimination or harassment on the basis of age, sex, race, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, and all other federal, state and local fair employment and anti-discrimination laws, all as amended, including without limitation the Ohio Civil Rights Act, O.R.C. § 4112.01 et seq., the Ohio Age Discrimination in Employment Act, O.R.C. § 4112.14, the Ohio Uniformed Services Employment and Reemployment Act, O.R.C. §§ 5903.01, 5903.02; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the Employee Retirement Income Security Act, as amended (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition

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Law, all as amended; (i) all claims of whistleblowing and retaliation under federal, state and local laws, including without limitation the Ohio Whistleblower Protection Act, O.R.C. § 4113.51 et. seq., Ohio statutory provisions regarding retaliation/discrimination for pursuing a workers compensation claim; (j) all claims under the Ohio Minimum Fair Wages Act, O.R.C. § 4111.01 et seq.; (k) all claims under the Ohio Wage Payment Act, O.R.C. § 4113.15; (l) all claims under any principle of common law or sounding in tort or contract; (m) all claims concerning any right to reinstatement; (n) all claims under the Immigration Reform and Control Act; (o) all claims under the Fair Credit Reporting Act; (p) all claims under The Equal Pay Act; (q) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise), whether under foreign, federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law; and (r) all claims under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Welltower Released Parties and Mr Goodey and Mr Goodey unconditionally, knowingly and voluntarily releases, remises, and forever discharges irrevocably waives any such claims or rights of action which he now has or may become aware of hereafter. Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.

6.2
This release of claims at Clause 6.1 (c) does not affect or waive: (a) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (b) any claims Mr Goodey may have for his or her own vested accrued employee benefits under the terms of Welltower’s health, welfare, or retirement benefit plans as of Mr Goodey’s last day of employment with Welltower, as amended by this Agreement; (c) any right to pursue claims which by law cannot be waived by signing this Agreement; (d) Mr Goodey’s rights to indemnification under any indemnification agreement he has with Welltower or any other Welltower Released Party and/or under Welltower’s or any Welltower Released Party’s charter or bylaws, or to whatever coverage Mr Goodey may have under Welltower’s or any Welltower Released Party’s directors’ and officers’ insurance policy for acts and omissions when Mr Goodey was an officer or director of Welltower or of any Welltower Released Party; or (e) Mr Goodey’s right to enforce this Agreement.

6.3
If any claim is not subject to release, to the extent permitted by law, Mr Goodey waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Welltower or any other Welltower Released Party is a party.

6.4
Mr Goodey intends that this release of claims cover all claims described above, whether or not known to him. Mr Goodey further recognises the risk that, subsequent to the execution of this Agreement, he may incur loss, damage or injury which he attributes to the claims encompassed by this release. Mr Goodey also expressly waives and relinquishes, to the fullest extent permitted by law, any and all rights he may have under California Civil Code Section 1542, or the comparable provisions of the laws of any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7.	WARRANTIES

7.1	Mr Goodey represents and warrants that:

7.1.1	he has no claims against Welltower, any Group Company or any Welltower Released Parties other than those raised in clause 6.1(a), (b) and (c);

7.1.2	he is not guilty of any act or omission which would entitle Welltower to summarily dismiss him without notice or compensation;

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7.1.3
he has not filed, caused to be filed, or presently is a party to any claim against any Welltower Released Party and that there has been no assignment or other transfer of any interest in any claim by Mr Goodey that is covered by the release set forth in Clause 6.

7.1.4
(a) Mr Goodey has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are considered earned and therefore due and payable as of the date he signs this Agreement; (b) Mr Goodey has been granted any leave to which he was entitled under his Letter Agreement, the Family and Medical Leave Act or related state or local leave or disability accommodation laws; (c) Mr Goodey has no known workplace injuries or occupational diseases; (d) Mr Goodey has not been retaliated against for reporting any allegations of wrongdoing by Welltower or its officers; (e) Mr Goodey has not been prohibited, restricted or otherwise interfered with by any Welltower Released Party from communicating with any Governmental Agency as described in clause 10.3 below; and (f) all of Welltower’s decisions regarding Mr Goodey’s pay and benefits through the date of Mr Goodey’s execution of this Agreement were, to Mr Goodey’s knowledge, not discriminatory based on age, sex, race, national origin, religion, sexual orientation, disability, veteran status or any other classification protected by law.

7.1.5
he has not divulged any proprietary or confidential information of Welltower and will continue to maintain the confidentiality of such information consistent with Welltower’s policies and Mr Goodey’s agreement(s) with Welltower and/or common law. Mr Goodey hereby represents and warrants that he has not breached any of his obligations under Section 4 of the Welltower Inc. 2017-2019 Long-Term Incentive Program-Bridge 1, the 2017-2019 Long-Term Incentive Program – Bridge 2, the 2018-2020 Long-Term Incentive Program, and the 2019-2021 Long-Term Incentive Program (the “Programs”) and hereby ratifies and affirms such obligations, which shall continue in full force and effect in accordance with their terms. Mr Goodey understands and agrees that upon any violation of the provisions of Section 4 of the Programs, any and all payment or benefits under the Programs shall immediately stop and Mr Goodey shall be obligated to return to Welltower any amounts previously paid to him under the Programs.

7.2
Mr Goodey acknowledges that Welltower has relied on the warranties set out above in entering into this Agreement and that Welltower shall be released from any obligation to make any payment or provide any benefit to Mr Goodey hereunder in the event that the information so warranted proves inaccurate.

8.	TAX INDEMNITY

8.1
The deductions for tax and other statutory deductions made from the Settlement by Welltower are in accordance with Welltower's current understanding of the tax regime. However Mr Goodey agrees to be responsible for the payment of any further tax and other statutory deductions (whether the same are payable in the United Kingdom, the United States of America or elsewhere) in respect of all and any part of the Settlement and to indemnify Welltower and each and every Group Company (and to keep Welltower and each and every Group Company indemnified on a continuing basis) against all and any liabilities to taxation or statutory deductions (including any interest, fines, penalties, surcharges, costs and expenses) which they may incur in respect of or by reason of all and any part of the Settlement.

9.	COMPANY PROPERTY

9.1
Mr Goodey warrants that to the extent reasonably possible (i) he will return to Welltower all documents (including copies), software, credit or charge cards and any other property belonging to any of the Group Companies on or before the Leaving Date (“Group Company Property”); (ii) he has not downloaded any information or software belonging to Welltower or any Group Company; (iii) he has disclosed to Welltower any passwords or computer access codes relevant to the business of Welltower or any Group Company; and (iv) all correspondence or e-mails belonging to Welltower and held on Mr Goodey’s personal computer have been permanently deleted.

9.2	Mr Goodey undertakes to return to Welltower forthwith any Group Company Property which may come into his possession or control in the future.

10.	CONFIDENTIAL INFORMATION

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10.1
Without prejudice to Mr Goodey’s common law and contractual obligations, and subject always to Clauses 10.2 and 10.3 below, and in consideration of the amounts set forth in clause 3 above less such deductions Welltower is required by law to make, Mr Goodey shall continue to be bound by the obligations relating to the protection of confidential information, intellectual property and post-employment restrictive covenants set out in the the Programs including any confidentiality, non-disparagement, non-solicitation and non-compete referred to therein as a separate and independent obligation of this Agreement and as if the terms of the same were set out for the first time herein and that he will, without limitation to the forgoing, keep the terms of this Agreement confidential.

10.2
The parties both acknowledge and understand that the purpose of this Agreement is not to prevent, discourage or improperly influence the reporting of matters that are properly disclosable to the courts, to other law enforcement bodies, or under regulatory law or under the Public Interest Disclosure Act 1998 and nothing in this Agreement will restrict Mr Goodey’s right to disclose information on the terms of the settlement if required:

10.2.1	by any order of any court of competent jurisdiction or any regulatory, judicial, governmental or similar body or taxation authority of competent jurisdiction;

10.2.2	by any law or reporting requirement;

10.2.3	in order to instruct legal or professional advisers provided that Mr Goodey procures that any such adviser agrees to keep the information confidential;

10.2.4
in order to disclose any matter that may reasonably be considered to be a criminal or professional or regulatory offence in the laws or regulations of any country, or to assist in the investigation of any such offence;

10.2.5	in order to make a protected disclosure pursuant to the Public Interest Disclosure Act 1998 (as amended);

10.3
Furthermore, nothing contained in this Agreement shall limit Mr Goodey’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). Mr Goodey further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Welltower. However, to the maximum extent permitted by law, Mr Goodey agrees that if such a charge or complaint is made, he shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Mr Goodey’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

11.	INDEPENDENT LEGAL ADVICE

11.1	Mr Goodey warrants that:

11.1.1
he has received independent legal advice from the Adviser, a qualified lawyer acting in his or her professional capacity and who holds a current practising certificate, as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an Employment Tribunal or court of competent jurisdiction in England and Wales;

11.1.2
that there was in force, when the Adviser gave the advice referred to in this paragraph, a policy of insurance covering claims in respect of any loss which may arise in consequence of the advice, as required by section 203 of the Employment Rights Act 1996 and section 147 of the Equality Act 2010, and also that, that lawyer is an independent adviser for the purposes of section 147 of the Equality Act 2010; and

11.1.3	he shall provide Welltower with a letter in the form set out in schedule 1 signed by the Adviser.

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12.	COMPLIANCE WITH LEGISLATION
The conditions regulating compromise contracts, compromise agreements and settlement agreements (as applicable) under section 147(3) of the Equality Act 2010, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 14 of the Employment Relations Act 1999, regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 and section 58 of the Pensions Act 2008 are satisfied.

13.	REPAYMENT PROVISIONS
If Mr Goodey

(a)	breaches any material term of this Agreement; or

(b)	raises any grievance in writing with Welltower or any Group Company before or within four months of the Leaving Date;

(c)	lodges a subject access request under Article 15 of the General Data Protection Regulation ((EU) 2016/679) with any Group Company; or

(d)	commences proceedings against Welltower or any Group Company in breach of this Agreement then, without prejudice to the rights of Welltower or any Group Company to enforce the terms of this Agreement or any claw back provisions contained within or relating to the Programs or otherwise, he will pay to Welltower on demand by way of liquidated damages an amount equivalent to: (i) in the case of (a) above, the damages suffered by Welltower as a result of the breach; or (ii) in the case of (b) or (c) above, the aggregate value of the Settlement or (iii), in the case of (d) above, the value of any damages, account of profits or other compensation sought by Mr Goodey, or the amount which could be awarded in such proceedings, and in both cases Welltower's costs in connection with such breach or proceedings subject, however to a maximum of the amount of any payments made under this Agreement and any such payment shall be recoverable as a debt.

14.	FUTURE COOPERATION
Mr Goodey acknowledges that he possesses Confidential Information and agrees that he shall reasonably cooperate with Welltower in order to effectuate a smooth and orderly transition of his knowledge, expertise and experience, including, without limitation, responding to Welltower's requests for information, identifying outstanding matters and the status thereof, and identifying and explaining the location of files and materials (including computer files) maintained by Mr Goodey during his employment with Welltower. Subject always to Clause 10.2 and 10.3 above, Mr Goodey agrees to cooperate with and make himself readily available, on a reasonable basis, to Welltower or its professional advisers, as Welltower may request, to assist in any matter, including but not limited to giving truthful testimony in any litigation or potential litigation, over which Mr Goodey may have knowledge, information or expertise and without requiring payment or compensation save for reimbursement of out of pocket expenses and to notify of any contact by any party or an advisor (or their insurer) to any party involved in any such dispute or Litigation. Mr Goodey agrees that he will not counsel or assist any legal representatives, other advisors or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against Welltower or any Group Company or its directors, officers, employees, partners or members, unless under a subpoena or other court order to do so, and then only to the extent required by law. Mr Goodey further agrees as soon as is reasonably practicable and in any event within three working days of receipt to (a) notify Welltower upon receipt of any court order, subpoena or legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement; and (b) furnish a copy of such subpoena or legal discovery device to Welltower.

15.	NO ADMISSION OF WRONGDOING

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The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any Welltower Released Party of wrongdoing or evidence of any liability or unlawful conduct of any kind.

16.	ADDITIONAL FORMALITIES

16.1
Welltower hereby advises Mr Goodey to consult with an attorney licensed to practice law in one or more jurisdictions in the United States of America of his choosing prior to signing this Agreement. Mr Goodey understands and agrees that he has the right and has been given the opportunity to review this Agreement with such an attorney. Mr Goodey acknowledges and agrees that the payments and benefits provided by Welltower under the terms of the Programs are sufficient consideration to require him to comply with his obligations under this Agreement. Mr Goodey represents that he has read this Agreement and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion. Except as otherwise provided in Clause 16.2, MR GOODEY, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EACH AND EVERY WELLTOWER RELEASED PARTY AS OF THE DATE OF EXECUTION OF THIS AGREEMENT.

16.2
Mr Goodey acknowledges and agrees that: (a) He has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement, although he may at his discretion, knowingly and voluntarily, sign and return the Agreement at any earlier time, but Mr Goodey may not sign and return the Agreement until on or after his or her last day of employment with Welltower; ; (b) modification of this Agreement does not restart this twenty-one (21)-day consideration period; (c) Mr Goodey is waiving rights or claims which may be waived by law in exchange for consideration that is not otherwise due him, including claims and rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and as otherwise described in this Agreement; (d) rights or claims that may arise after the date this Agreement is executed, including those arising under the ADEA, are not waived by this Agreement; (e) at any time within seven (7) days after signing this Agreement, Mr Goodey may revoke this Agreement; and (f) this Agreement is not enforceable until the revocation period has passed without a revocation.

16.3
To revoke this Agreement, Mr Goodey must send a written statement of revocation delivered by certified mail and email to Welltower Inc., Attn: General Counsel, 4500 Dorr Street, Toledo, OH 43615, Email: MMcQueen@welltower.com . This revocation must be received no later than the seventh (7th) day following Mr Goodey’s execution of this Agreement. If no such revocation occurs, this Agreement shall become effective on the eighth (8th) day following execution of this Agreement.

16.4
In the event that Mr Goodey revokes this Agreement, it shall have no force or effect, and Mr Goodey shall have no right to receive or retain any payments and benefits provided by Welltower under the terms of the Programs.

16.5
Mr Goodey affirms and agrees that he has not divulged any proprietary or confidential information of Welltower and will continue to maintain the confidentiality of such information consistent with Welltower’s policies and Mr Goodey’s agreement(s) with Welltower, any Group Company and/or common law. Mr Goodey hereby represents and warrants that he has not breached any of his obligations under Section 4 of the Programs and hereby ratifies and affirms such obligations, which shall continue in full force and effect in accordance with their terms. Mr Goodey understands and agrees that upon any violation of the provisions of Section 4 of the Programs, any and all payment or benefits under the Programs and/or this Agreement shall immediately stop and Mr Goodey shall be obligated to immediately pay to Welltower an amount equal to the aggregate of any sums previously paid to him under the Programs and/or this Agreement.

17.	WITHOUT PREJUDICE STATUS
Once executed by both parties this Agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked “without prejudice” and “subject to contract”.

18.	THIRD PARTIES RIGHTS

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The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to Welltower, any Group Company and the Welltower Released Parties. No person other than the parties to this Agreement, the Group Companies and the Welltower Released Parties shall have any rights under it and it will not be enforceable by any person other than those parties.

19.	ENTIRE AGREEMENT

19.1
The terms of this Agreement constitute the entire agreement between the parties in respect of the termination of Mr Goodey’s employment and supersede any previous agreement between them linked to the termination of Mr Goodey’s employment. The parties acknowledge that they are not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained or referred to in this Agreement. The terms of this Agreement do not replace or supersede any provision of the Letter Agreement as amended by this Agreement, nor do they replace or supercede any terms of the Programs including any confidentiality, non-disparagement, non-solicitation and non-compete referred to therein.

19.2
No variation of this Agreement shall be binding on either party unless and to the extent that the same is recorded in a written document executed by the parties. No waiver by Welltower or any Group Company of any term, provision or condition of this Agreement or of any breach by Mr Goodey of any such term, provision or condition shall be effective unless it is in writing (excluding e-mail) and signed by Welltower. No failure to exercise nor any delay in exercising any right or remedy hereunder by Welltower or any Group Company shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy by Welltower or any Group Company prevent any further or other exercise thereof or the exercise of any other right or remedy.

20.	SEVERABILITY
If any provision or part of a provision of this Agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this Agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

21.	COUNTERPARTS
This Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart or a signature page by facsimile or scanned via email shall take effect as delivery of an executed counterpart of this Agreement following which the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.

22.	GOVERNING LAW AND JURISDICTION

22.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales.

22.2	Each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

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IN WITNESS whereof this Agreement has been executed as a deed and delivered on the date first above written.

Signed and Delivered as a deed by )
JOHN GOODEY            )
in the presence of:            )     /s/ John Goodey
Witness signature:      /s/ Kerri Moat
Witness name:          Kerri Moat
Witness address:           149 High St.
Garlinge
Margate, CT9 5LY
Witness occupation:     Retired R.M.N.

Signed and Delivered as a deed by        )
WELLTOWER INC.            )
acting by Matthew McQueen,        )
in the presence of:            ) /s/ Matthew McQueen
Witness signature:     /s/ Michelle Pawlecki
Witness name:          Michelle Pawlecki
Witness address:          4500 Dorr St.
Toledo, OH 43615
Witness occupation:      Executive Assistant

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SCHEDULE 1
1    Letter from Adviser
[To be typed on the headed notepaper of [the law firm acting for the individual]]
______ 2019
Dear Sirs
Re: Welltower Inc. ("Welltower") and John Goodey ("Mr Goodey")
We refer to the agreement between Welltower and Mr Goodey, our client, dated ______ 2019, a copy of which is attached (the “Settlement Agreement”) and confirm that:

1.
[name of adviser] has given Mr Goodey independent advice as to the terms and effect of the Settlement Agreement and, in particular, (i) its effect on his ability to pursue his rights before an employment tribunal or court; and (ii) the meaning and effect of this clause and clause 11 of the Settlement Agreement and the circumstances in which Mr Goodey is free to use or disclose information in accordance with the provisions of this clause 12.2;

2.
[name of adviser] is a solicitor of the Senior Courts of England and Wales and holds (and held at the time the advice was given) a current practising certificate issued by The Solicitors Regulation Authority;

3.
[firm] holds, and held at the time the advice was given, a current policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Mr Goodey in respect of any loss arising in consequence of the advice; and

4.
neither [firm] nor [name of adviser] acted for Welltower or any Group Company in relation to the termination of Mr Goodey's employment with Welltower or the Settlement Agreement and we consider [name of adviser] to be an independent adviser for the purposes of section 147 of the Equality Act 2010.

Yours faithfully

[Name of adviser]
for and on behalf of
[firm]

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SCHEDULE 2
Waiver and Release of Claims

WAIVER AND RELEASE OF CLAIMS
UNDER THE
2005 LONG-TERM INCENTIVE PLAN
2016 LONG-TERM INCENTIVE PLAN
2017-2019 LONG-TERM INCENTIVE PROGRAM – BRIDGE 1
2017-2019 LONG-TERM INCENTIVE PROGRAM – BRIDGE 2
2018-2020 LONG-TERM INCENTIVE PROGRAM
2019-2021 LONG-TERM INCENTIVE PROGRAM
This WAIVER AND RELEASE OF CLAIMS (this “Agreement”) is made by and between Welltower Inc. (the “Company”) and John Goodey on behalf of himself and his agents, heirs, executors, administrators, successors and assigns (collectively referred to herein as “Employee”).
1.    General Release of Claims.

1.1.
General Release of All Claims. In exchange for the payments and benefits provided by the Company under the terms of the Welltower Inc. 2005 Long-Term Incentive Plan, Welltower Inc. 2016 Long-Term Incentive Plan, Welltower Inc. 2017-2019 Long-Term Incentive Program – Bridge – 1, Welltower Inc. 2017-2019 Long-Term Incentive Program – Bridge 2, Welltower Inc. 2018-2020 Long-Term Incentive Program and Welltower Inc. 2019-2021 Long-Term Incentive Program (the “Programs”), which Employee acknowledges and agrees provide adequate consideration to which Employee would not otherwise be entitled, Employee unconditionally, knowingly and voluntarily releases, remises, and forever discharges the Company and any of its past or present subsidiaries, divisions, joint ventures, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, partners, members, managers, owners, consultants and advisors, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates and all of their respective successors and assigns (collectively, the “Company Released Parties”), from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, Employee ever had, now has, or may ever have against any Company Released Party up to and including the day on which Employee signs this Agreement. Without limiting the generality of the foregoing, subject to Section 1.2 below, the claims Employee is waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under foreign, federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of Employee’s employment with or by the Company or the termination or resignation of Employee’s employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of age, sex, race, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, and all other federal, state and local fair employment and anti-discrimination laws, all as amended, including without limitation the Ohio Civil Rights Act, O.R.C. § 4112.01 et seq., the Ohio Age Discrimination in Employment Act, O.R.C. § 4112.14, the Ohio Uniformed Services Employment and Reemployment Act, O.R.C. §§ 5903.01, 5903.02; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the

1117452.17     14

Employee Retirement Income Security Act, as amended (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law, all as amended; (i) all claims of whistleblowing and retaliation under federal, state and local laws, including without limitation the Ohio Whistleblower Protection Act, O.R.C. § 4113.51 et. seq., Ohio statutory provisions regarding retaliation/discrimination for pursuing a workers compensation claim; (j) all claims under the Ohio Minimum Fair Wages Act, O.R.C. § 4111.01 et seq.; (k) all claims under the Ohio Wage Payment Act, O.R.C. § 4113.15; (l) all claims under any principle of common law or sounding in tort or contract; (m) all claims concerning any right to reinstatement; (n) all claims under the Immigration Reform and Control Act; (o) all claims under the Fair Credit Reporting Act; (p) all claims under The Equal Pay Act; (q) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise), whether under foreign, federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law; and (r) all claims under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Company Released Parties and Employee. Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.

1.2.
Claims Not Released. This release of claims does not affect or waive: (a) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (b) any claims Employee may have for his own vested accrued employee benefits under the terms of the Company’s health, welfare, or retirement benefit plans as of Employee’s last day of employment with the Company; (c) any right to pursue claims which by law cannot be waived by signing this Agreement; (d) Employee’s rights to indemnification under any indemnification agreement he has with the Company or any other Company Released Party and/or under the Company’s or any Company Released Party’s charter or bylaws, or to whatever coverage Employee may have under the Company’s or any Company Released Party’s directors’ and officers’ insurance policy for acts and omissions when Employee was an officer or director of the Company or of any Company Released Party; or (e) Employee’s right to enforce this Agreement and the Settlement Agreement between the Company and Employee, dated September [3], 2019 (the “Settlement Agreement”) (including, for the avoidance of doubt, his rights with respect to the equity awards described in Schedule 3 of the Settlement Agreement).

1.3.
Government Agencies. Notwithstanding any other provision in this Agreement to the contrary, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, Employee agrees that if such a charge or complaint is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Employee’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

1.4.
Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Company Released Party is a party.

1117452.17     15

1.5.
Release of Unknown Claims.    Employee intends that this release of claims cover all claims described above, whether or not known to Employee. Employee further recognizes the risk that, subsequent to the execution of this Agreement, Employee may incur loss, damage or injury which Employee attributes to the claims encompassed by this release. Employee also expressly waives and relinquishes, to the fullest extent permitted by law, any and all rights he may have under California Civil Code Section 1542, or the comparable provisions of the laws of any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
2.    Acknowledgments and Affirmations.

2.1.
Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against any Company Released Party. Employee also represents and warrants that there has been no assignment or other transfer of any interest in any claim by Employee that is covered by the release set forth in Section 1.

2.2.
Employee affirms that (a) except for the benefits referred to in Section 1.2(b) above, Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are considered earned and therefore due and payable as of the date Employee signs this Agreement; (b) Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; (c) Employee has no known workplace injuries or occupational diseases; (d) Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers; (e) Employee has not been prohibited, restricted or otherwise interfered with by any Company Released Party from communicating with any Governmental Agency as described in Section 1.3 above; and (f) all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were, to Employee’s knowledge, not discriminatory based on age, sex, race, national origin, religion, sexual orientation, disability, veteran status or any other classification protected by law.

2.3.
Employee affirms and agrees that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company and/or common law. Employee hereby represents and warrants that he has not breached any of his obligations under Section 4 of the Programs and hereby ratifies and affirms such obligations, which shall continue in full force and effect in accordance with their terms. Employee understands and agrees that upon any violation of the provisions of Section 4 of the Programs, any and all payment or benefits under the Programs shall immediately stop and Employee shall be obligated to return to the Company any amounts previously paid to Employee under the Program.

3.
No Admission of Wrongdoing. Employee and the Company agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any Company Released Party of wrongdoing or evidence of any liability or unlawful conduct of any kind.

4.
Consultation with Attorney; Voluntary Agreement. The Company hereby advises Employee to consult with an attorney of his choosing prior to signing this Agreement. Employee understands and agrees that Employee has the right and has been given the opportunity to review this Agreement with an attorney. Employee acknowledges and agrees that the payments and benefits provided by the Company under the terms of the Programs are sufficient consideration to require him to comply with his obligations under

1117452.17     16

this Agreement. Employee represents that he has read this Agreement and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion. Except as otherwise provided in Section 1.2, EMPLOYEE, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EACH AND EVERY COMPANY RELEASED PARTY AS OF THE DATE OF EXECUTION OF THIS AGREEMENT.

5.
Effective Date; Revocation. Employee acknowledges and agrees that: (a) Employee has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement, although he may at his discretion, knowingly and voluntarily, sign and return the Agreement at any earlier time, but Employee may not sign and return the Agreement until on or after his last day of employment with the Company; (b) modification of this Agreement does not restart this twenty-one (21)-day consideration period; (c) Employee is waiving rights or claims which may be waived by law in exchange for consideration that is not otherwise due to Employee, including claims and rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and as otherwise described in this Agreement; (d) rights or claims that may arise after the date this Agreement is executed, including those arising under the ADEA, are not waived by this Agreement; (e) at any time within seven (7) days after signing this Agreement, Employee may revoke this Agreement; and (f) this Agreement is not enforceable until the revocation period has passed without a revocation.

To revoke this Agreement, Employee must send a written statement of revocation delivered by certified mail to Welltower Inc., Attn: Chief Executive Officer, 4500 Dorr Street, Toledo, OH 43615. This revocation must be received no later than the seventh (7th) day following Employee’s execution of this Agreement. If no such revocation occurs, this Agreement shall become effective on the eighth (8th) day following execution of this Agreement.
In the event that Employee revokes this Agreement, it shall have no force or effect, and Employee shall have no right to receive or retain any payments and benefits provided by the Company under the terms of the Programs.

6.
Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

7.
Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

8.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without regard to principles of conflict of laws of such state.

9.	Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

10.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

1117452.17     17

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

WELLTOWER, INC			EXECUTIVE
By:	/s/ Matthew McQueen		/s/ John Goodey
Name:	Matthew McQueen		John Goodey
Title:	Senior Vice President - General Counsel and Corporate Secretary
Date:	5 September 2019	Date:	5 September 2019

1117452.17     18

SCHEDULE 3
Equity Awards

Earned Equity - Accelerated Vesting of Unvested Units
3,600 units	October 2019 vesting of the promotion equity award of restricted stock granted in October 2017
30,741 units
Performance-based units granted with the 2017-2019 Bridge 1, 2017-2019 Bridge 2, 2018-2020 LTIP, and 2019-2021 LTIP; based on company performance (as of 2Q-2019, certified by the Compensation Committee) and prorated by time-worked of applicable performance period

$3,049,137	Estimated value as of closing stock price on 8/16/19 of $88.79; estimated accrued dividends of $164,894.58 are not included

1117452.17     19

SCHEDULE 4
1    Letter of Resignation
4 September 2019
Dear Sirs
I resign as a director and/or officer of the companies listed below with immediate effect and confirm that I have no claims against any of the companies listed below arising out of the termination of my directorships and offices:
Lawrence Care (Maids Moreton) Limited
Oakland Care Centre Limited
Restful Homes I Holding Company Ltd.
Camelia Care Limited
Restful Homes (Birmingham) Limited
Restful Homes Developments Ltd.
Restful Homes (Milton Keynes) Ltd.
HCN UK Investments Limited
Aurora Propco 2 Limited
Hawthorns Retirement Group UK Limited
Hawthorns Retirement UK Limited
Hawthorns Retirement Management Limited
Welltower OM Member REIT LLC
Welltower Inc.
I agree to complete any further documentation or instrument to effect such resignation.
Yours faithfully
/s/ John Goodey
John Goodey

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